EXHIBIT F


                                        November 16, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

     We have acted as corporate counsel to CP&L Energy, Inc., a North Carolina corporation ("CP&L Energy"), in connection with the Agreement and Plan of Share Exchange dated as of August 22, 1999, as amended and restated as of March 3, 2000 (the "Exchange Agreement"), among CP&L Energy (formerly CP&L Holdings, Inc.), Carolina Power & Light Company, a North Carolina corporation and Florida Progress Corporation, a Florida corporation ("Florida Progress"). Pursuant to the Exchange Agreement, CP&L Energy will acquire all of the issued and outstanding common stock of Florida Progress in exchange for a combination of shares of CP&L Energy common stock, cash and contingent value obligations ("CVOs") (the "Exchange").

     This opinion is delivered to you in connection with the Application on Form U-l, as amended from time to time ("Application"), jointly filed by CP&L Energy and Florida Progress with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended ("1935 Act").

     In connection therewith, we have examined:

     A.   The Exchange Agreement.

     B. The Registration Statement on Form S-4 (Registration No. 333-40836) filed with the Commission under the Securities Act of 1933.

     C. The Amended and Restated Articles of Incorporation of CP&L Energy ("Articles of Incorporation").


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November 16, 2000
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     D.   By-Laws of CP&L Energy and all amendments thereto.

     We have also examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we are of the opinion that:

     1. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, all laws of the states of North Carolina and Florida applicable to the Exchange will have been complied with.

     2. Based solely on a certificate of the North Carolina Secretary of State, CP&L Energy has been duly incorporated and is an existing corporation in good standing under the laws of the State of North Carolina.

     3. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, the CP&L Energy Common Stock to be issued in the Exchange will have been duly authorized and validly issued and will be fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of CP&L Energy, as such may be amended from time to time.

     4. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, the CVOs will constitute the valid and binding obligations of CP&L Energy enforceable in accordance with their terms except as may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

     5. Upon the effectiveness of the Exchange in accordance with the terms of the Exchange Agreement, CP&L Energy will legally acquire all outstanding shares of Florida Progress common stock.

     6. The effectiveness of the Exchange will not violate the legal rights of the holders of any securities issued by CP&L Energy or any associate company thereof.

     The foregoing opinions are limited to the laws of the states of North Carolina and Florida and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     As to the opinions expressed in paragraph 6, we have relied on information received from CP&L Energy as to the identification of its outstanding securities, the outstanding securities of its subsidiaries, and the instruments governing the legal rights of the holders of such securities.

     In rendering the foregoing opinions, as to factual matters we have relied on certificates obtained from public officials and officers of CP&L Energy. For purposes of these opinions, we have assumed (i) the authenticity of all


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November 16, 2000
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documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies in the authenticity of the originals, and (iii) the genuineness of signatures on all documents examined by us.

     We hereby consent to the filing of this opinion as Exhibit F to the Application.

                                        Very truly yours,

                                        /s/ HUNTON & WILLIAMS

                                        HUNTON & WILLIAMS